Exhibit 99.1

FOR IMMEDIATE RELEASE

Approved By:

Jim Hartman (763) 559-2613 Enpath Medical, Inc.

Contacts:	Investors EVC Group Doug Sherk (415) 896-6820 Jennifer Beugelmans (415) 896-6820

Enpath Medical Reports Fourth Quarter EPS of $0.11

Profitable Year Achieved

Company Anticipates 15-20% Revenue Growth in 2006

MINNEAPOLIS/February 23, 2006—Enpath Medical, Inc. (NasdaqNM: NPTH) today reported financial results for the fourth quarter and full year ended December 31, 2005.

Sales increased one percent in the fourth quarter of 2005 to $7.9 million compared with $7.8 million in the fourth quarter of 2004.  For the full year 2005, sales were $29.4 million compared with $29.5 million in the prior year.

Enpath Medical reported net income for the fourth quarter of $670,000, or $.11 per diluted share, compared with net income of $37,000, or $.01 per diluted share in the fourth quarter of 2004.  For the full year 2005, the Company reported net income of $333,000, or $0.05 per diluted share, compared with a net loss in 2004 of $1.3 million, or $0.22 per share for 2004.  The net loss in 2004 included a $2.8 million asset impairment charge related to the Company’s safety needle license and equipment.

“We are very pleased to report a profit for the full year,” said James D. Hartman, chairman and acting CFO.  “During the first six months of 2005, we incurred a net loss of $576,000.  As a result, we implemented a number of expense saving strategies in the second half of the year that allowed us to achieve significant bottom line improvements.  We also determined the amount of prior year research and development tax credits and have claimed or received refunds of taxes paid, and as a result were able to record a tax benefit of $341,000 in the fourth quarter.

“While we were cost conscious, we were also focused on positioning ourselves for growth in 2006,” Hartman continued.  “Two of our partners in marketing our steerable catheter have placed first quarter orders for commercial launches, and we continue to move forward in identifying an appropriate partner for our next application.  We have expanded our introducer customer base and with the launch of our next generation valved introducer later this year, believe we can significantly increase our market share beyond the 50% we currently hold.

“Our current marketing partner for our epicardial steroid lead in Europe has had positive results and is now proceeding with the launch of the FasTac FlexTM, our proprietary epicardial lead delivery tool,” Hartman stated.  “In addition, we are optimistic that the number of successful steroid epicardial lead implants in Europe will ease the challenge for both the Company and our partner, of gathering human clinical data needed for a US PMA submission.”

Leadership Changes

As the Company announced in early December, John C. Hertig has assumed the position of Chief Executive Officer effective January 16, 2006.  Mr. Hertig was also elected to the Board of Directors at the February 16, 2006 Board meeting.  Mr. Hertig replaces Mr. Hartman, who is continuing to serve as Chief Financial Officer and Chairman of the Board until April 28, 2006.  Mr. Hartman will stand for re-election to the Board at the Company’s upcoming annual meeting on April 27.

The Company also announced the addition of two members to the senior management team.  David A. Grenz (age 57) was elected Vice President and General Manager of the Stimulation Leads Business Unit and Steven Mogensen (age 44) was elected Vice President of Sales and Marketing Programs.  Mr. Grenz held management positions at Medtronic for more than 15 years in both manufacturing and product development and will report to Mr. Hertig.  Mr. Mogensen has a strong history in medical device sales having held similar positions at Smith Industries Medical Systems and MedSource Technologies and will report to Jim Mellor, Vice President of Sales and Marketing.

The Company also stated that Trevor O. Jones (age 75) has resigned from the Board of Directors.  Mr. Jones was the representative of BIOMEC Inc. on the Board of Directors pursuant to the provisions of the Asset Purchase Agreement related to the Company’s acquisition of BIOMEC Cardiovascular in 2003.  The BIOMEC Board of Directors proposed Richard T. Schwarz (age 54) to replace Mr. Jones, and Mr. Schwarz was elected to the Enpath Board of Directors at the February 16, 2006 Board meeting.  Mr. Schwarz is an investor, entrepreneur and is Chairman of NineSigma, Inc., which facilitates “Open Innovation” with client companies world-wide.

2006 Guidance

“Based on our current business trends, we expect 2006 sales to increase between 15 and 20% over 2005,” said Mr. Hertig.  “As we build stocking quantities of steerable catheters for our two partners to facilitate their commercial launch, we anticipate sales in the first quarter to be quite strong, although we are still challenged with low yields and related inefficiencies in building these catheters that is currently compromising our margins.  The sales volume of the steerable catheters will go down in the second quarter, but we expect those volumes to steadily increase over the remainder of the year as our partners gain market share through their distribution efforts.  We expect to be profitable throughout 2006, although the second quarter could be near break-even.”

Conference Call Today

The Company will host a conference call today at 1:30 PM, CST/2:30 EST to discuss its fourth quarter and full year 2005 financial results, outlook for 2006 and current corporate developments.  To participate in the call dial (800) 240-7305, provide the Company name and Jim Hartman as the Leader’s name.  International participants may access the call live by dialing (303) 262-2125.  A live webcast can be accessed on the Enpath Medical website, www.enpathmed.com, by clicking on the 4th Quarter 2005 Earnings Call icon. A taped replay of the call will be available approximately one hour after the conclusion of the call until March 1, 2006, by calling (800) 405-2236 (domestic participants) or (303) 590-3000 (international participants) and referencing pass code 11053503#.  An audio replay of the webcast will be archived on the Enpath website for one year.

About Enpath Medical, Inc.

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation lead technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K.  Among the factors that could cause results to differ materially are the following: Enpath’s ability to complete development of its Myopore Rx steroid epicardial lead and FasTac Flex delivery tool and obtain regulatory approval to market these devices in a number of countries without significant delay or expenditure of resources; the ability of Enpath and its distribution partners to successfully introduce the Myopore Rx and FasTac Flex;  Enpath’s dependence upon a limited number of key customers for its revenue; the ability of Enpath’s customers to successfully develop and market therapies that utilize Enpath’s advanced delivery systems; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products; Enpath’s ability to effectively manufacture its products, including the new Myopore Rx steroid lead and the FasTac Flex delivery device, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Consolidated Condensed Balance Sheets

	Audited	Audited
	12/31/05	12/31/04
Assets
Cash and cash equivalents	$—	$362,625
Inventory, receivables and prepaids	8,566,254	8,514,675
Other current assets	394,202	504,683
Property, plant and equipment, net	4,686,121	5,176,086
Goodwill	9,487,975	9,593,662
Intangible assets with finite lives and other	6,916,406	7,016,009
Total Assets	$30,050,958	$31,167,740
Liabilities & Shareholders’ Equity
Bank line of credit	$—	$881,652
Other current liabilities	2,966,933	3,280,349
Long-term liabilities	2,058,316	3,230,882
Shareholders’ equity	25,025,709	23,774,857
Total Liabilities & Shareholders’ Equity	$30,050,958	$31,167,740

Consolidated Income Statements (Unaudited)

	Three Months Ended		Twelve Months Ended
	Unaudited	Unaudited	Audited	Audited
	Dec 31, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004
Sales	$7,888,622	$7,833,316	$29,368,519	$29,489,034
Cost of sales	5,201,106	4,985,022	18,711,334	18,318,793
Gross profit	2,687,516	2,848,294	10,657,185	11,170,241

Operating expenses:
Research and development	1,215,932	1,434,111	5,393,277	4,730,013
Selling, general and administrative	1,185,378	1,386,525	5,277,849	5,415,287
Safety needle asset impairment	0	0	0	2,809,199
Total operating expenses	2,401,310	2,820,636	10,671,126	12,954,499

Operating income (loss)	286,206	27,658	(13,941)	(1,784,258)

Other income (expense):
Interest expense	(56,091)	(59,000)	(253,516)	(205,636)
Interest income	0	0	0	1,613
Other	99,118	(3,986)	77,685	(6,907)
Total other income (expense)	43,027	(62,986)	(175,831)	(210,930)

Income (loss) before income taxes	329,233	(35,328)	(189,772)	(1,995,188)
Income tax benefit	340,905	72,323	522,557	698,822
Net Income (loss)	$670,138	$36,995	$332,785	$(1,296,366)

Earnings (loss) per share
Basic	$0.11	$0.01	$0.06	$(0.22)
Diluted	$0.11	$0.01	$0.05	$(0.22)

Weighted average shares
Basic	6,022,528	5,886,247	5,961,111	5,843,103
Diluted	6,138,623	6,104,760	6,074,780	5,843,103